Exhibit 99.1

Investor Contact: Heather Rowe

Tel: (818) 587-4559

hrowe@kytherabiopharma.com

MEDICAL AESTHETICS VETERAN

FREDERICK BEDDINGFIELD, III, MD, PHD APPOINTED NEW CHIEF MEDICAL OFFICER OF KYTHERA BIOPHARMACEUTICALS

LOS ANGELES, March 12, 2013 — KYTHERA Biopharmaceuticals, Inc. (KYTHERA), a biotechnology company focused on the development and commercialization of prescription products in aesthetic medicine, today announced the appointment of Frederick Beddingfield, III, MD, PhD as Chief Medical Officer. Dr. Beddingfield is a board-certified dermatologist who brings exceptional pharmaceutical and medical device development experience to KYTHERA. He joins the company from Allergan, Inc., where he worked in an executive capacity across the entire aesthetics portfolio including Botox® Cosmetic, Juvederm® and Latisse®. He most recently held the role of Vice President and Therapeutic Area Head, Dermatology and Aesthetics. In addition, he has substantial experience across medical dermatology including acne, rosacea, hair growth and scar prevention.

“Dr. Beddingfield is recognized as one of the leaders in medical aesthetic innovation and will immediately become an integral member of KYTHERA’s executive team,” said Keith Leonard, KYTHERA’s President and CEO. “His depth and breadth of experience will undoubtedly help further our mission to bring great science, clinical rigor and real innovation to the growing area of medical aesthetics.”

Dr. Beddingfield will lead all clinical research and development, including strategy, operations, statistics, data management, medical writing, regulatory and quality.

“KYTHERA’s spirit of innovation and their unequaled commitment to developing safe and novel aesthetic treatments is what attracted me to the company,” said Dr. Beddingfield. “I look forward to building on the research success of ATX-101 and the opportunity to advance aesthetic medicine beyond the current treatment categories.”

An innovative physician-scientist, Dr. Beddingfield has experience working on premiere products in the aesthetics industry, including Allergan’s Botox Cosmetic, Juvederm and Latisse, all market-leading aesthetic treatments in their respective categories. During his tenure at Allergan, Dr. Beddingfield served in several roles, including Chief Medical Officer, Allergan Medical, and Global Team Leader of several brands, including Botox Facial Aesthetics, Botox Hyperhidrosis, Dermal Fillers and Botox Spasticity. Earlier in his career, he held a full-time faculty position at UCLA David Geffen School of Medicine, Division of

Dermatology, where he continues to maintain an academic appointment as Assistant Clinical Professor of Medicine. Dr. Beddingfield earned an MD degree with honors from the University of North Carolina and a PhD in Policy Analysis from RAND Graduate School of Policy Studies.

Effective March 23, Dr. Beddingfield succeeds Patricia Walker, MD, PhD, who joined KYTHERA in 2007 as Chief Medical Officer. Prior to joining KYTHERA, Dr. Beddingfield worked under Dr. Walker’s tutelage for three years at Allergan.

“We are incredibly grateful to Dr. Walker for all of her contributions in forming the ATX-101 program and helping to build a strong clinical and regulatory team,” said Mr. Leonard. “We are hopeful that Dr. Walker will continue to contribute to KYTHERA’s success as a Corporate Advisor.”

About KYTHERA Biopharmaceuticals, Inc.

KYTHERA Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. KYTHERA’s product candidate, ATX-101, is a potential first-in-class, injectable treatment currently in Phase III clinical development for the reduction of submental fat, which commonly presents as an undesirable “double chin.” KYTHERA also maintains an active research interest in hair and fat biology, pigmentation modulation and facial contouring. Find more information at http://www.kytherabiopharma.com.

Botox® Cosmetic, Juvederm® and Latisse® are registered trademarks of Allergan, Inc.

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